UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2011

PIONEER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas		78209
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (210) 828-7689

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	Material Impairments.

At December 31, 2010, Pioneer Drilling Company (the “Company”) held $15.9 million (par value) of auction rate preferred securities (“ARPSs”) that were classified as available for sale. The ARPSs were variable-rate preferred securities and had a long-term maturity with the interest rate being reset every seven days.

On January 19, 2011, the Company entered into an agreement with a financial institution pursuant to which the Company will sell the ARPSs to the financial institution for $12.6 million, which represents 79% of the par value, plus accrued interest. Under the agreement, the Company retains the unilateral right for a period ending January 7, 2013 to: (a) repurchase any or all of the ARPSs that were sold to the financial institution at the price at which they were sold, and (b) if not repurchased, receive additional proceeds from the financial institution upon redemption of the ARPSs by the original issuer.

In connection with entering into the agreement and the sale of the ARPSs, the Company will record a $3.3 million charge, or $0.06 per diluted common share, in the fourth quarter of 2010. The $3.3 million difference between the ARPSs’ par value of $15.9 million and the fair value of $12.6 million represents an other-than-temporary impairment, which is reflected as an impairment of investments on the Company’s consolidated statement of operations for the year ended December 31, 2010. The Company will not realize a tax benefit related to the $3.3 million charge at this time. For the years ended December 31, 2009 and 2008, the differences between par value and the fair value of the ARPSs were considered temporary and were recorded as unrealized losses, net of tax, in accumulated other comprehensive income (loss) which was a component of shareholders’ equity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY

By	/S/ LORNE E. PHILLIPS
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Date: January 20, 2011